UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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SIRIUSPOINT LTD.
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Point House
3 Waterloo Lane
Pembroke HM 08, Bermuda

May 10, 2021
Dear Shareholder:
This letter is provided as a supplement to the proxy statement of SiriusPoint Ltd. (the “Company”) associated with our 2021 Annual General Meeting of Shareholders (the “Annual General Meeting”), to be held on May 19, 2021. As Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of the Company, and on behalf of the entire Board, I am writing to respectfully ask for your support in voting in accordance with our recommendations on all of the proposals submitted for your consideration at our Annual General Meeting of Shareholders. In particular, we are asking you to vote (i) FOR the re-election of all of our Class II director nominees named in the proxy statement, including Mark Parkin, who serves as chair of our Audit Committee and (ii) FOR the non-binding advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”).
Election of Directors
Institutional Shareholder Services Inc. has recommended that its clients vote FOR the election of all director nominees, but we are aware that Glass, Lewis & Co. (“Glass Lewis”) has recommended that shareholders vote against Mark Parkin, contrary to our Board’s recommendation. Although Glass Lewis noted that the Audit Committee held several virtual informational sessions and acted by unanimous written consent in 2020, Glass Lewis noted its concern that the Audit Committee held only one formal meeting during 2020 which resulted in the negative recommendation, as the Audit Committee chair is responsible for convening Audit Committee meetings. We would like to provide you with additional information about the activities of the Audit Committee during 2020, and ask that you reject Glass Lewis’s negative recommendation and vote FOR the re-election of all of our director nominees named in the proxy statement, including Mr. Parkin.
Our Bye-laws generally prohibit directors from participating in meetings of the Board or its committees while present in the United States or its territories, whether in person, via teleconference or otherwise. Due to the COVID-19 pandemic and resulting travel restrictions, including restrictions imposed by the Bermuda government, we were unable to hold any in-person Board or committee meetings in Bermuda or elsewhere outside of the United States after February 2020.
Despite these unique circumstances, our directors continued to discharge their oversight and fiduciary duties over the past fiscal year, including by holding regular, robust virtual informational sessions designed to cover the same information normally covered at Board and committee meetings, supplemented by additional informational calls and reports. When action requiring a formal Board or committee resolution was necessary, the Board or relevant committee acted by unanimous written resolutions in order to comply with our Bye-laws and operating guidelines. Despite these unprecedented challenges, we believe we maintained good governance practices while complying with Bermuda law as well as with our Bye-laws.
 Our Board held the following informational sessions and formal meetings of the Board and committees during 2020 and acted by unanimous written resolutions as set forth below:

	Board	Audit Committee	Compensation Committee	Risk & Capital Management Committee	Investment Committee	Governance & Nominating Committee
Formal Meetings	3	1	1	1	1	1
Informational Sessions	3	3	3	3	3	2
Action by Unanimous Written Resolution	12	3	3	1	4	4
We would also like to highlight our belief that Mr. Parkin is exceptionally qualified to serve as our Audit Committee chair and has diligently executed his duties over the past fiscal year while managing the difficulties presented by the COVID-19 pandemic and the heightened responsibility of the Audit Committee as the Company navigated its strategic process associated with our merger with Sirius International Insurance Group, Ltd. (“Sirius Group”), which was completed in February 2021.
Mr. Parkin’s biography is provided below:
Mark Parkin has served as a director of the Company since November 2013. Mr. Parkin was employed by Deloitte & Touche LLP (and its predecessor Touche Ross & Co.) for 37 years, with 26 years as a Partner of the firm serving audit clients who were primarily operating in the insurance industry. Mr. Parkin served as the Managing Partner of Deloitte & Touche LLP’s Insurance Audit and Enterprise Risk Services practice from 2009 to 2012, and as its Insurance Industry Professional Practice Director from 2006 to 2008. Mr. Parkin was the Chairman of the AICPA Property and Liability Insurance Entities Audit and Accounting Guide Overhaul Task Force and a member of the AICPA’s Insurance Expert Panel, Deposit Accounting Task Force and Reinsurance Accounting and Auditing Task Force. Mr. Parkin holds a Bachelor of Arts Degree in English and a Master of Accounting Science Degree from the University of Illinois. He is a Certified Public Accountant.

The Board considered Mr. Parkin’s extensive experience as a senior partner of a top audit firm serving the insurance industry, Chairman of the AICPA Property and Liability Insurance Entities Audit and Accounting Guide Overhaul Task Force and membership of the AICPA’s Insurance Expert Panel, Deposit Accounting Task Force and Reinsurance Accounting and Auditing Task Force and his qualification as an independent director and as financial expert and concluded that he should continue to serve on the Board because he brings experience in accounting, finance and management to the Board.

For the reasons set forth above, the Board recommends that shareholders vote FOR Mark Parkin, along with the other directors named in the proxy statement, to serve as Class II directors to serve until the annual general meeting of shareholders to be held in 2024 or until the office shall otherwise be vacated pursuant to our Bye-laws.
Say-on-Pay Proposal
At the Annual General Meeting, shareholders will be given the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers (the “NEOs”). This supplement to the proxy statement is also being provided to provide additional context to the decisions made by the Compensation Committee of the Board with respect to the 2020 annual incentive program and long-term incentive awards.

Annual Incentive Program

As noted in the Company’s proxy statement, the purpose of annual cash incentive pay is to reward performance during the year based upon the achievement of individual and business goals. Performance metrics are set based on the measures that the Compensation Committee determines are necessary to achieve operational success. The performance metrics are periodically reviewed and adjusted, where required, in the Compensation Committee’s judgment, including to take into account items such as the transformative merger with Sirius International Insurance Group, Ltd. (“Sirius Group”).

The Company’s proxy statement further states that the Compensation Committee allocates a portion of the total cash incentive pool to the NEOs based on the target annual cash incentive opportunity established for each NEO and the Committee’s assessment of performance relative to the NEOs’ individual annual goals. The Company’s proxy statement also includes a comprehensive list of the goals that were pre-established and considered for each NEO. Accordingly, while there is a qualitative assessment of performance against individual goals established for each NEO to determine the actual allocations, the annual incentive program consisted of pre-established goals that the Compensation Committee determined were important to the Company’s success.

In 2020, Company executives devoted significant time to negotiating and executing a transformative combination with Sirius Group. Therefore, the Compensation Committee took those contributions into account in determining whether the NEOs’ 2020 annual performance goals had been achieved. We strongly believe that this was reasonable and appropriate given that the NEOs’ individual performance goals for 2020 were established early in 2020, months before a merger with Sirius Group was contemplated.

It is important to note that in determining annual incentive payouts, the Compensation Committee did not change the three components of the annual incentive pool nor their relative weights in light of the merger. In assessing the strategic component of the annual incentive awards, the Compensation Committee deemed only that component of the annual award as having been fully achieved by the merger with Sirius Group. Finally, when a strategic component was added as a metric to the calculation of the annual incentive pool, the Compensation Committee sought advice from Mercer to ensure that these objectives, while strategic, were also objectively measurable.

Long-Term Incentive Program

As noted in the proxy statement, on August 6, 2020, the Compensation Committee determined that, with respect to performance-based restricted shares granted in 2018, 2019 and 2020, the performance would be deemed to be achieved at the target levels of performance at the end of the applicable performance period. In connection with the merger with SiriusGroup, the Compensation Committee determined to implement a retention program to encourage retention of its key employees and to preserve the value of the Company for the benefit of its existing and future shareholders. The retention program was designed to be a cost-effective solution because it leveraged the Company’s existing long-term incentive grants while supporting the Company’s retention objectives to retain critical executives during a time of transition. In addition, in April 2021, the Compensation Committee noted that the incremental number of 2019 awards in excess of the number earned based on actual performance through December 31, 2020 will vest, based on continued employment, in March 2023, while the incremental number of 2020 awards in excess of the number earned based on actual performance through December 31, 2020, will vest, based on continued employment, 50% in March 2023 in accordance with the original vesting schedule, with the remaining 50% vesting in March 2024. With respect to the 2018-2020 long-term incentive program, actual performance was just slightly below the target goal. This changed in the vesting schedule extending the retention period associated with these awards.

Often in a merger transaction, performance-based vesting conditions can become difficult to measure or can raise incentive concerns post-transaction given that the company for which the program was originally established has experienced a fundamental change. While SiriusPoint Ltd. (formerly Third Point Reinsurance Ltd., “Third Point”) was the surviving company of the merger, it was fundamentally transformed as a result of the merger with Sirius Group. As compared to Third Point, which was exclusively a specialty reinsurance business with two locations and 35 employees, SiriusPoint is significantly larger, with a global footprint, 1,100+ employees, a larger much more diversified client base, and a significantly different business mix (including both insurance, reinsurance, personal lines, and managing general underwriters). Given the reality of the transaction, it would be inappropriate to evaluate SiriusPoint’s executive team based on performance goals that were adopted for Third Point.

Often in mergers, performance-based awards are converted to purely time-based awards based on target performance. While the Compensation Committee had discretion to convert such awards to time-based awards and such conversion would have been consistent with market practices in a merger transaction, the Compensation Committee also introduced extended vesting terms to the 2019 and 2020 awards, which added a retention component to the plan. Since key employees can present “flight risks” following any merger, the Compensation Committee sought to add retentive features to stabilize the business post-merger.

For the reasons set forth above, the Board recommends that shareholders vote FOR the Say-on-Pay Proposal.

Sincerely,
/s/ Sid Sankaran
Sid Sankaran
CEO & Chairman of the Board

The Company’s notice of the Annual General Meeting, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.edocumentview.doc/SPNT. Shareholders can also obtain our Annual General Meeting materials, including our proxy statement, and other documents filed by the Company with the U.S. Securities and Exchange Commission for free at the Internet website maintained by the SEC at www.sec.gov or at the Company’s website at www.ir.siriusgroup.com. In addition, shareholders can obtain a copy of the Annual General Meeting materials by contacting our Company Secretary at SiriusPoint Ltd., Point House, 3 Waterloo Lane, Pembroke HM 08, Bermuda or at 1 (441) 542-3300.